UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Kohl’s Corporation
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On March 31, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by PYMNTS:

Kohl’s Tries to Rally Investors Against Activist Takeover

PYMNTS

March 31, 2022

Kohl’s is calling on its investors to reject a bid by activist investor Macellum Advisors to add new members to the department store chain’s board.

“Macellum is attempting to take control of your Board with an inexperienced, unqualified slate,” the company said in a letter to investors released Thursday (March 31). “Six of ten nominees have never served on a public company board, and none have served on a retail company board of comparable size to Kohl’s.”

The latter also accuses Macellum of “promoting an ever-changing narrative, misinformed claims, and value-destructive proposals, all of which reveal a reckless and short-term approach that is not in the interest of driving long-term, sustainable value.”

Macellum has nominated 10 people to Kohl’s board, including its managing partner Jonathan Duskin, who last month cited Kohl’s ongoing “underperformance” in a letter to Kohl’s executives.

“We need to question whether the Board is fully cognizant of its obligations given it has yet to announce the Company will run an open, fair and fulsome process to evaluate all potential offers that could maximize value for shareholders,” he wrote.

Macellum has also pushed for Kohl’s to consider putting itself up for sale. The retailer has begun considering bids for the company, and earlier this month said it had gotten an offer from HBC, which owns Saks Fifth Avenue.

Meanwhile, Acacia Research recently offered Kohl’s $64 and $65 per share, but those numbers were too low for company officials. Activist investors such as Macellum have been calling on Kohl’s to sell, saying the company’s real estate would boost the value of the entity for buyers.

In the letter to investors, Kohl’s argues that Macellum is promoting a “hasty sale at any price,” which “reveals a short-term approach that is not in the best interest of Kohl’s shareholders.”

As for its discussions with possible buyers, the company said it is “assisting with further due diligence that may create opportunities to refine and improve proposals.”

Item 2: On March 31, 2022, Jonathan Duskin was quoted in the following article published by BizTimes:

Kohl’s continues push for shareholder support ahead of annual meeting

BizTimes

By Maredithe Meyer

March 31, 2022

Says activist investor Macellum has 'empty agenda'

Fighting to maintain control, Kohl’s Corp.‘s board of directors continues to tout the early results of its turnaround plan while poking holes in an activist investor-led campaign to take over the company.

In a letter sent to shareholders Thursday, the Menomonee Falls-based retailer again urged voters to re-elect the board’s 13 incumbent directors over the slate of 10 director candidates nominated in February by Macellum Capital Management, which owns a 5% stake in Kohl’s. Shareholders can vote in advance of or during the company’s annual meeting, taking place virtually on May 11.

The letter reiterated some key points in Kohl’s ongoing argument that the current board is well equipped and committed to “maximizing shareholder value” by overseeing the company’s long-term growth strategy while also weighing the alternatives.

Kohl’s current turnaround plan aims to grow top-line sales and operating margin by capitalizing on activewear trends, prioritizing brand partnerships, and striving for a reputation among consumers as “the most trusted retailer of choice for the active and casual lifestyle.”

Kohl’s says it has made progress since the strategy was announced in October 2020. Last year, the company reported a record-setting $7.33 adjusted diluted earnings per share and a 8.6% operating margin, surpassing its goal of 7% to 8% operating margin by 2023.

Meanwhile, the board is vetting potential suitors for a possible sale of the company. An open review is being headed by the board’s Finance Committee and Goldman Sachs has been hired to engage with bidders.

Earlier this month, Kohl’s acknowledged receiving “multiple preliminary indications of interest,” and according to a preliminary proxy statement the company has been in talks with roughly 20 potential buyers since January.

Kohl’s in February rejected at least two of those offers, one from Acacia Research Corp. for $64 per share and the other from Sycamore Partners for $65 per share, in pursuit of better opportunities.

“This process continues and involves further engagement with select bidders who submitted indications of interest in Kohl’s, including assisting with further due diligence that may create opportunities to refine and improve proposals,” Kohl’s wrote Thursday.

Not convinced, Macellum has repeatedly accused Kohl’s of flouting the review process and engaging with bidders for the optics more than for the sake of shareholders’ best interest.

Kohl’s also pointed to recent efforts to keep its board fresh and relevant, having added six new independent directors in three years. That includes the three directors who joined the board last year as part of a settlement with Macellum and several other activist investors.

The second half of Kohl’s letter was devoted to discrediting Macellum’s agenda to overhaul the board, which is predicated on years of stagnant sales; lagging sales performance in comparison to industry peers; and increasing costs.

“Macellum is promoting an ever-changing narrative, misinformed claims, and value-destructive proposals, all of which reveal a reckless and short-term approach that is not in the interest of driving long-term, sustainable value,” said Kohl’s, highlighting that six of Macellum’s ten nominees have never served on a public company board.

The company criticized Macellum for bringing virtually no new ideas to the table and again dismissed the group’s central proposal of a large-scale sale-leaseback of store properties. Kohl’s owns more than 400 of its 1,162 department stores locations across the U.S., and Macellum estimates that adds up to $7 billon to $8 billion in real estate value.

Going that route, said Kohl’s, would “negatively impact margins by adding unnecessary rent expenses” and “potentially limit Kohl’s flexibility to explore all avenues to create value for shareholders.”

Kohl’s referenced a sale-leaseback transaction by Big Lots in April 2020, at the suggestion of Macellum. The result was a decline in the retailer’s operating margin; Bloomberg reported in August 2020 that the sale lease-back was a factor in thwarting a buyout offer from Apollo Global Management, said Kohl’s.

This was the second letter Kohl’s sent to shareholders since filing its definitive proxy statement with the Securities and Exchange Commission March 21. Macellum filed its proxy statement March 18 and followed up with shareholders in a letter confirming its intent to run with its slate of 10 nominees.

“We believe shareholders will need a reconstituted board in place if Kohl’s does not reach an agreement to sell itself to the highest bidder prior to the 2022 Annual Meeting,” said Macellum managing partner Jonathan Duskin in the letter. “We believe Kohl’s can be a source of tremendous value if it is finally unshackled from the incumbents and placed in the right hands – whether that be in the public or private market.”